EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-276044) of Graham Holdings Company of our report dated June 25, 2026 relating to the financial statements and supplemental schedule of The Savings Plan for Graham Holdings Company, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Miami, FL
June 25, 2026